Exhibit 99.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of the 2nd of March, 2015, by and among RELM Wireless Corporation, a Nevada corporation (the “Company”) and Fundamental Global Investors, LLC, a North Carolina limited liability company ( “Fundamental”) (each of the Company and Fundamental a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, Fundamental is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 1,645,231 shares, representing approximately 12.0%, of the total Common Stock issued and outstanding on the date hereof;

WHEREAS, the Board of Directors of the Company (“Board”) has determined to set the size of the Board at six members as of the 2015 Annual Meeting of Stockholders of the Company to be held on May 20, 2015 (including any adjournment or postponement thereof, the "2015 Annual Meeting") and set forth a slate of director nominees for such meeting consisting of Donald Goebert, James Henderson, Ryan Levenson, Timothy O’Neil, Benjamin Rosenzweig and David Storey (the “2015 Slate”); and

WHEREAS, the Parties believe that the best interests of the Company and its stockholders will be served by entering into this Agreement in connection with;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.    Right to Director Appointment; 2015 Annual Meeting.

(a)          Fundamental shall have the right, upon written notice to the Company, to nominate for appointment by the Board a director to serve on the Board (the “Fundamental Appointee”). The Board shall promptly take such action as shall be necessary to increase the size of the Board and appoint such Fundamental Appointee to fill such vacancy until such time as his or her successor is duly elected and qualified. Such Fundamental Appointee will (i) be “independent” under the rules of the NYSE MKT, (ii) provide all information required of shareholder nominees as set forth in the Company’s proxy statement filed with the SEC and (iii) provide such further information as reasonably requested by the Board to determine the qualifications and independence of such Fundamental Appointee.

(b)          At the 2015 Annual Meeting, Fundamental agrees to appear in person or by proxy and vote at such meeting all shares of Common Stock beneficially owned by Fundamental as of the record date for the 2015 Annual Meeting in favor of the election of the 2015 Slate.

(c)          As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(d)           The Company shall not take any action to avoid or seek to avoid the observance or performance of any of the terms required to be observed or performed by the Company under this Agreement, but shall at all times in good faith take all actions that are reasonably necessary to carry out and perform all of the provisions of this Agreement.

2.    Representations and Warranties of the Company.

The Company represents and warrants to Fundamental that (a) the Company has the corporate power and authority to execute this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

3.    Representations and Warranties of Fundamental.

Fundamental represents and warrants to the Company that (a) the authorized signatory of Fundamental set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Fundamental, and is a valid and binding obligation of Fundamental, enforceable against Fundamental in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Fundamental as currently in effect, and (d) the execution, delivery and performance of this Agreement by Fundamental does not and will not violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Fundamental.

4.    Specific Performance.

Each of Parties acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Fundamental (or any of the entities listed on Exhibit A), on the one hand, and the Company, on the other hand (the non-breaching Party being the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

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5.    Expenses.

Neither the Company, on the one hand, nor Fundamental, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement or the 2015 Annual Meeting.

6.    Mutual Non-Disparagement.

Each of the Parties covenants and agrees that, beginning as of the date hereof and continuing until the date that is 30 days before the last date on which a stockholder of the Company may submit nominations for the Board in connection with the 2016 Annual Meeting of Stockholders, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way, directly or indirectly, alone or in concert with others, cause, express or cause to be expressed in a public manner, orally or in writing, any remarks, statements, comments or criticisms that disparage, call into disrepute, defame, slander or which can reasonably be construed to be defamatory or slanderous to the other Parties or such other Parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Parties' subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services.

7.    Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.    Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, postage/delivery fees prepaid, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

RELM Wireless Corporation

7100 Technology Drive

West Melbourne, Florida 32904

Attention:

Facsimile:

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with a copy to:

Holland & Knight LLP

200 South Orange Avenue, Suite 2600

Orlando, FL 32801

Attention: Tom McAleavey

Facsimile: (407) 244-5288

If to Fundamental:

Fundamental Global Investors, LLC

4201 Congress Street, Suite 140

Charlotte, North Carolina 28209

Attention: D. Kyle Cerminara

Facsimile:

with a copy to:

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, Ohio 44114

Attention: Derek D. Bork

Facsimile: 216-566-5800

9.    Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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10.  Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

11.  Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Fundamental. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Fundamental, the prior written consent of the Company, and with respect to the Company, the prior written consent of Fundamental. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first written above.

THE COMPANY:

RELM Wireless Corporation

/s/ David P. Storey
Name: David P. Storey
Title: President and Chief Executive Officer

FUNDAMENTAL:

FUNDAMENTAL GLOBAL INVESTORS, LLC

/s/ D. Kyle Cerminara
Name: D. Kyle Cerminara
Title: Chief Executive Officer, Partner and Manager

[Signature Page to Agreement]